                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A

                       AMENDMENT NO. 2 TO CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                       August 4, 2000 (February 11, 2000)

                               WORLD ACCESS, INC.
               (Exact Name of registrant as specified in charter)


      DELAWARE                     0-29782                      58-2398004
     (State of              (Commission File No.)            (I.R.S. Employer
   Incorporation)                                           Identification No.)


                      945 E. PACES FERRY ROAD, SUITE 2200
                             ATLANTA, GEORGIA 30326
          (Address of principal executive offices, including zip code)


                                 (404) 231-2025
              (Registrant's telephone number, including area code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         The undersigned registrant hereby amends the following items of its Current Report on Form 8-K filed on February 28, 2000 (event date: February 11,
2000), as first amended on April 26, 2000 related to the acquisition of substantially all of the assets and assumption of substantially all of the liabilities of Long Distance International Inc. by World Access Telecommunications Group, Inc., an indirect, wholly-owned subsidiary of the registrant.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED:

         In accordance with Item 7(a) of Form 8-K, the following financial statements of Long Distance International prepared in accordance with Regulation S-X are included in this report:

              -   Independent Accountants' Report.
              -   Consolidated Balance Sheets as of December 31, 1998 and 1999.
              - Consolidated Statements of Operations for the three years ended December 31, 1999.
              - Consolidated Statements of Common Shareholders' Equity (Capital Deficiency) for the three years ended December 31, 1999.
              - Consolidated Statements of Cash Flows for the three years ended December 31, 1999.
              -   Notes to Consolidated Financial Statements.

(b)      PRO FORMA FINANCIAL INFORMATION.

     UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         On December 17, 1999, World Access entered into an Asset Purchase Agreement with Long Distance International, Inc. (LDI) whereby it agreed to purchase substantially all of its assets in exchange for World Access Convertible Preferred Stock, Series D, with an Aggregate Liquidation Preference of $185,000,000 ("World Access Preferred") and the assumption of certain of LDI's liabilities. At the closing of the transaction, 81% of the World Access Preferred was issued to holders of LDI's 12-1/4% Senior Notes due 2008 ("Note Holders"), in satisfaction of LDI's obligations thereunder; 6% of World Access Preferred was issued to NETnet International S.A. ("S.A.") in satisfaction of LDI's obligation under an Acquisition Agreement dated October 9, 1998; 3% of the World Access Preferred was issued to LDI to satisfy any remaining obligations; and 10% of the World Access Preferred was deposited into escrow to secure LDI's indemnification obligations under the Asset Purchase Agreement. Any escrow proceeds not so applied will be allocated 70% to the Note Holders; 20% to S.A. and 10% to LDI.

         An Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1999 gives effect to our February 2000 acquisition of LDI as if the acquisition had been completed on December 31, 1999. The Unaudited Pro Forma Condensed Combined Statement of Operations give effect to our February 2000 acquisition of LDI, our December 1999 merger with FaciliCom and related transactions, and our May 1999 merger with Comm/Net.

         We have prepared the unaudited pro forma condensed combined statement of operations to demonstrate how these combined businesses might have looked if the mergers and related transactions had been completed on January 1, 1999. The unaudited pro forma condensed combined statement of operations, while helpful in illustrating characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results.

         In connection with the merger with FaciliCom, World Access recorded a one-time restructuring charge of $37.8 million in December 1999 for the estimated costs of (1) consolidating certain of the United States gateway switching centers and related technical support functions into existing FaciliCom operations; (2) consolidating the United Kingdom operations into existing FaciliCom operations; (3) consolidating the administrative functions of the Telecommunications Group into FaciliCom's operations; and (4) eliminating other redundant operations and assets as a result of combining the Telecommunications Group's and FaciliCom's operations. The restructuring charge included the write-down of the switching and transmission equipment taken out of service, the write-off of certain leasehold improvements, a provision for lease commitments remaining on certain facilities and equipment taken out of service and employee termination benefits. The restructuring program was completed in the first quarter of 2000.

         As a result of the FaciliCom merger and the restructuring program discussed above, World Access expects to realize significant operational and financial synergies. These synergies are expected to include cost reductions resulting from traffic routing changes made to take advantage of each company's least cost routes, elimination of redundant leased line costs, elimination of redundant switching centers and consolidation of certain administrative functions. World Access currently estimates that these annualized cost savings, which have been excluded from the unaudited pro forma condensed combined statement of operations, will range from $20.0 million to $35.0 million.

         The unaudited pro forma condensed combined statement of operations is presented for comparative purposes only and is not intended to be indicative of the actual results had these transactions occurred as of January 1, 1999 nor does it purport to indicate results which may be attained in the future.

                               WORLD ACCESS, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1999


(IN THOUSANDS)
                                                                         WORLD                        PRO FORMA      PRO FORMA
                                                                        ACCESS (1)       LDI (4)     ADJUSTMENTS    WORLD ACCESS
                                                                       ------------------------------------------   -----------
ASSETS
Current Assets
     Cash and equivalents                                                147,432          6,798        40,403 (6)       194,633
     Restricted cash and investments                                      32,243         41,884       (40,403)(6)        33,724
     Accounts receivable                                                 164,768         13,855            --           178,623
     Other current assets                                                 24,547          5,214            --            29,761
     Net assets held for sale                                            244,388             --            --           244,388
                                                                       --------------------------------------         ---------
                  Total Current Assets                                   613,378         67,751            --           681,129
                                                                       --------------------------------------         ---------
Net assets of discontinued operations                                                     4,969                           4,969
Property and equipment, net                                              136,033         20,654        (2,000)(5)       154,687
Goodwill                                                                 830,234        122,919      (122,919)(7)     1,061,022
                                                                                                      230,788 (5)
Other assets                                                              35,201          1,969            --            37,170
Restricted cash                                                           14,958             --            --            14,958
                                                                       --------------------------------------         ---------
                  Total Assets                                         1,629,804         218,262      105,869         1,953,935
                                                                       ======================================         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Short-term debt                                                       83,837        253,033      (221,354)(5)       115,516
    Accounts payable                                                     182,107         37,727            --           219,834
    Other accrued liabilities                                             57,590         23,206         2,000 (5)        71,052
                                                                                                        1,500 (5)
                                                                                                       (5,736)(5)
                                                                                                       (7,508)(5)

                                                                       --------------------------------------         ---------
                  Total Current Liabilities                              323,534        313,966      (231,098)          406,402
Long-term debt                                                           408,338          2,343                         410,681
Other long-term liabilities                                                  633             --            --               633
                                                                       ---------------------------------------        ---------
                  Total Liabilities                                      732,505        316,309      (231,098)          817,716
                                                                       --------------------------------------         ---------

STOCKHOLDERS' EQUITY (DEFICIT):
Redeemable warrants                                                           --         13,540       (13,540)(8)            --
Preferred Stock                                                                4         17,471       (17,471)(8)             6
                                                                                                            2 (5)
Common stock                                                                 523             58           (58)(8)           523
Additional paid in capital                                             1,062,939        108,491      (108,491)(8)     1,301,857
                                                                                                      238,918 (5)
Accumulated other comprehensive loss                                        (341)          (698)          698 (8)          (341)
Accumulated deficit                                                     (165,826)      (236,909)      236,909 (8)      (165,826)
                                                                       --------------------------------------         ---------
                  Total Stockholders' Equity                             897,299        (98,047)      336,967         1,136,219
                                                                       --------------------------------------         ---------

                  Total Liabilities and Stockholders' Equity           1,629,804        218,262       105,869         1,953,935
                                                                       ======================================         =========

                               WORLD ACCESS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                  WORLD                                           PRO FORMA      PRO FORMA
                                                ACCESS(1)  FACILICOM(2)   COMM/NET(3)   LDI(4)   ADJUSTMENTS    WORLD ACCESS
                                                ------------------------------------------------------------    ------------
Service revenues                                 501,081     404,485        13,868     117,662    (17,543)(9)    1,019,553

Operating expenses:
Cost of services (exclusive of
 depreciation and amortization shown
 separately below)                               448,305     364,773         9,923      97,867    (14,932)(9)      905,936
Selling, general and administrative               23,628      49,376         2,324      56,923          -          132,251
Depreciation and amortization                     13,541      27,823           390      20,716     36,883 (10)      92,385
                                                                                                   (6,968)(11)
Provision for doubtful accounts                    4,805       7,276             -       1,899          -           13,980
Restructuring and other special charges           37,800           -             -       6,387          -           44,187
                                                ---------------------------------------------------------       ----------
   Total operating expenses                      528,079     449,248        12,637     183,792     14,983        1,188,739
                                                ---------------------------------------------------------       ----------
   Operating income (loss)                       (26,998)    (44,763)        1,231     (66,130)   (32,526)        (169,186)

Interest and other income                          3,308       3,026             -       4,488          -           10,822
Interest expense                                 (12,914)    (33,413)          (65)    (33,607)    (8,325)(12)     (58,208)
                                                                                                   30,116 (13)
Foreign exchange loss                               (620)     (1,749)            -           -          -           (2,369)
                                                ---------------------------------------------------------       ----------
   Income (loss) from continuing operations
      before income taxes                        (37,224)    (76,899)        1,166     (95,249)   (10,735)        (218,941)
Provision (benefit) for income taxes             (10,126)     (7,335)          264           -     (1,651)(14)     (18,848)
                                                ---------------------------------------------------------       ----------
   Net income (loss) from continuing
      operations                                 (27,098)    (69,564)          902     (95,249)    (9,084)        (200,093)

Preferred stock dividends                          1,968           -             -       2,049        493 (15)       2,461
                                                                                                   (2,049)(16)
                                                ---------------------------------------------------------       ----------
   Net income (loss) available to
      common stockholders                        (29,066)    (69,564)          902     (97,298)    (7,528)        (202,554)
                                                =========================================================       ==========

Net loss per common share from
  continuing operations:
   Basic                                           (0.78)                                                            (4.00)(17)
                                                ========                                                        ==========
   Diluted                                         (0.78)                                                            (4.00)(17)
                                                ========                                                        ==========

Weighted average shares outstanding:
   Basic                                          37,423                                                            50,634 (17)
                                                ========                                                        ==========
   Diluted                                        37,423                                                            50,634 (17)
                                                ========                                                        ==========

                              WORLD ACCESS, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS



1. These columns represent the historical financial position and results of operations of World Access, Inc. The World Access results of operations information includes the results of Comm/Net from May 1, 1999 and the results of FaciliCom from December 7, 1999.

2. This column represents the historical results of operations of FaciliCom for the period January 1, 1999 to December 6, 1999.

3. This column represents the historical results of operations of Comm/Net for the period January 1, 1999 to April 30, 1999.

4. These columns represent the historical financial position and results of operations of LDI. The financial position of LDI is as of December 31, 1999. With respect to the information included in the Unaudited Pro Forma Condensed Combined Statements of Operations, the LDI information is for the twelve months ended December 31, 1999.


5. The LDI merger has been accounted for under the purchase method of accounting. World Access has not determined the final allocation of the purchase price, and accordingly, the amount ultimately determined may differ from the amounts shown below.

     Under the terms of the Agreement and Plan of Merger dated as of February 11, 2000, the purchase price was determined as follows (in thousands):


     Purchase price:
       Issuance of preferred stock (i)                    $ 217,560
       Fair value of World Access options
         issued in exchange for LDI options (ii)             21,360
       Fees and expenses                                      2,000
                                                          ---------
                                                            240,920
                                                          =========

     Allocation to fair values:
       Historical shareholders' deficit                      98,047
       Adjust assets and liabilities
       Eliminate Senior Notes and other indebtedness
         forgiven in the Merger (iii)                      (221,354)
       Eliminate accrued interest on Senior Notes
         forgiven in the Merger (iii)                        (5,736)
       Eliminate liability related to acquisition            (7,508)
         contingency (iv)
       Adjust switching equipment and IRUs to fair value      2,000
       Adjust other current assets and liabilities to         1,500
         fair value
       Eliminate historical goodwill                        122,919
                                                          ---------
     Goodwill                                             $ 230,788
                                                          =========

(i) World Access management has determined the fair value of the 185,000 shares of Series D Preferred Stock issued as part of the LDI merger consideration to be $217,560 or $1,176 per share. The fair value was determined by calculating the equivalent number of common stock into which the preferred shares are convertible multiplied by the average market price of the common stock for three trading days prior and the three trading days subsequent to the date economic terms of the acquisition are announced, and then adding a six percent premium to the value to reflect the preferred stock preferences over common stock. The Series D Preferred Stock bears no dividend and is convertible into shares of World Access Common Stock at a conversion rate of $18 per common share of World Access Common Stock, subject to adjustment in the event of below market issuances of World Access Common Stock, stock dividends, subdivisions, combinations, reclassifications and other distributions with respect to World Access common stock. If the closing trading price of World Access Common Stock exceeds $18 per share for 60 consecutive trading days, the Series D Preferred Stock will automatically convert into World Access Common Stock.

(ii) Represents the fair value of approximately 1,500,000 options to acquire World Access Common Stock issued in exchange for certain options outstanding to acquire LDI stock. The fair value has been determined using the Black-Scholes Option Pricing Model with the following assumptions: dividend yield 0%, volatility 70%, risk free interest rate of 6.3% and an expected life of 4 years. The World Access options have an average exercise price of $18.50 per share. The holders of the LDI redeemable warrants have agreed to terminate their warrants as part of the closing of the acquisition by World Access.


(iii) Represents the elimination of LDI's debt obligations in exchange for World Access Preferred Stock including $207.5 million under the 12 1/4% Senior Notes, $11.9 million under term loans issued by the holders of the 12 1/4% Senior Notes and $5.7 million of accrued interest relating to the 12 1/4% Senior Notes. A $2.0 million term loan issued by World Access is also eliminated.

(iv) LDI was involved in a dispute with the sellers of Netnet, a company which was acquired by LDI in October 1998, and classified 2.5 million shares of its common stock that were contingently returnable to LDI as an accrued liability of $7.5 million at December 31, 1999. The sellers of Netnet received their allocable portion of World Access Preferred Stock upon the closing of the LDI acquisition and all pending claims were resolved and therefore the liability has been eliminated.

6. Reclassify the cash and investments which were formerly restricted under the 12 1/4% Senior Notes which were satisfied as a result of the acquisition.

7.       Elimination of LDI's historical goodwill.

8.       Elimination of LDI's historical shareholders deficit accounts.

9.       Elimination of inter-company revenues and related costs.

10. Amortization of additional goodwill as a result of the Facilicom, Comm/Net and LDI Acquisitions over an estimated life of 20 years. The additional Resurgens goodwill of $127 million is a result of the 7,500,000 shares released from escrow related to the acceleration of the Resurgens earn-out in connection with the FaciliCom Merger. The pro forma adjustment to goodwill was computed as follows (in thousands):

                                                                  HISTORICAL
                                                   PRO FORMA       GOODWILL         PRO FORMA
                                   GOODWILL      AMORTIZATION    AMORTIZATION      ADJUSTMENTS
                                   --------      ------------    ------------      -----------
FaciliCom ...............         $592,153         $29,608        $ (2,475)         $ 27,133
Resurgens ...............          127,425           6,371            (409)            5,962
LDI .....................          230,788          11,550          (8,210)            3,340
Comm/Net ................           22,713           1,136            (688)              448
                                                   -------        --------          --------
                                                   $48,665        $(11,782)         $ 36,883
                                                   =======        ========          ========

11. Adjustment to depreciation expense for the adjustment to fair values of switching equipment and IRUs at FaciliCom and LDI.


12. Represents the adjustment to interest expense related to the exchange of $300 million of FaciliCom notes with a 10.5% coupon for World Access notes with a 13.25% coupon and the amortization of the $15.0 million debt discount related to World Access notes over a period of eight years. The pro forma adjustment to interest expense was computed as follows (in thousands):


                 Interest expense on World Access notes for eleven months .........      $(36,438)
                 Debt issue cost amortization on World Access notes for eleven
                   months .........................................................        (1,719)
                 Historical FaciliCom note interest expense .......................        28,875
                 Historical FaciliCom debt issue cost amortization ................           957
                                                                                         --------
                     Net increase in interest expense..............................      $ (8,325)
                                                                                         ========

13. Adjustment to reduce interest expense related to the elimination of LDI indebtedness resulting from the acquisition as follows: (see Note 5 above).

                 Interest expense on 12 1/4% Senior Notes..........................       $27,656
                 Amortization of original issue discount on
                   12 1/4% Senior Notes............................................         1,202
                 Amortization of 12 1/4% Senior Notes offering costs...............           944
                 Interest expense on notes payable to the holders of
                   12 1/4% Senior Notes and World Access...........................           314
                                                                                          -------
                     Net decrease in interest expense..............................       $30,116
                                                                                          =======

14. Adjustment for the additional tax benefit derived from certain pro forma adjustments. World Access has not recorded any tax benefit on a pro forma basis that may be derived from LDI's and FaciliCom's net operating losses.

15. To increase preferred stock dividends to reflect the Series B preferred stock issued in connection with the Comm/Net acquisition as outstanding for the full period.


16. To eliminate historical LDI preferred stock dividends and preferred stock and warrant redemption accretion.

17. Represents pro forma weighted average shares and basic diluted earnings from continuing operations per share. The weighted average shares are computed assuming the issuance of (1) an aggregate of 4,713,128 shares issued for $75.0 million in connection with the private placement of World Access common stock in conjunction with the FaciliCom merger; (2) an aggregate of 942,627 shares issued to the holders of the FaciliCom notes; (3) an aggregate 963,722 shares issued to certain FaciliCom shareholders; and (4) 7,500,000 shares released from escrow related to the acceleration of the Resurgens earn-out in connection with the FaciliCom merger as of January 1, 1999. Due to the pro forma loss from continuing operations potential common stock shares related to stock options, stock warrants, convertible notes and convertible preferred stock have been excluded from the diluted loss per share as the inclusion of these potential common stock shares would be anti-dilutive.


(c)      EXHIBITS

         23.1  Consent of Ernst & Young LLP

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on behalf of the undersigned hereunto duly authorized.


                                  WORLD ACCESS, INC.



Date:  August 2, 2000           By: /s/ Martin D. Kidder
                                     -------------------------------------------
                                     Martin D. Kidder
                                     Vice President and Controller

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       LONG DISTANCE INTERNATIONAL, INC.

Independent Accountants' Report.                                             F-2

Consolidated Balance Sheets as of December 31, 1998 and 1999.                F-3

Consolidated Statements of Operations for the three years
ended December 31, 1999.                                                     F-4

Consolidated Statements of Common Shareholders' Equity
(Capital Deficiency) for the three years ended December 31, 1999.            F-5

Consolidated Statements of Cash Flows for the three years
ended December 31, 1999.                                                     F-6

Notes to Consolidated Financial Statements.                                  F-7

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Long Distance International Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Long Distance International Inc. and subsidiaries (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, common shareholders' equity (capital deficiency) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Long Distance International Inc. and subsidiaries at December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Long Distance International Inc. will continue as a going concern. As more fully described in Note 2, the Company has discontinued its U.S. operations and will require additional capital to fund its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.



                                        /S/ ERNST & YOUNG LLP



West Palm Beach, Florida
March 10, 2000

               LONG DISTANCE INTERNATIONAL INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                                                                DECEMBER 31,        DECEMBER 31,
                                                                                               -------------       -------------
                                                                                                    1998                1999
                                                                                               -------------       -------------
                                                   ASSETS:
Current assets:
  Cash and cash equivalents                                                                    $  52,064,072       $   6,798,249
  Certificates of deposit                                                                          2,907,895                  --
  Restricted cash and investments                                                                 30,410,363          41,883,932
  Accounts receivable, net of allowance for doubtful accounts of
   $4,210,000 and  $3,563,000 at December 31, 1998 and 1999                                       16,749,980          13,854,631
  Other current assets                                                                             5,435,820           5,213,838
                                                                                               -------------       -------------
Total current assets                                                                             107,568,130          67,750,650
Net assets of discontinued operations                                                             27,721,368           4,969,002
Restricted cash and investments                                                                   36,600,856                  --
Property and equipment, net                                                                       38,258,615          20,654,398
Goodwill, net of accumulated amortization of $3,223,000 and $11,397,000
at December 31, 1998 and 1999                                                                    129,705,821         122,919,031
Other assets                                                                                       2,855,565           1,968,676
                                                                                               -------------       -------------
Total assets                                                                                   $ 342,710,355       $ 218,261,757
                                                                                               =============       =============

                  LIABILITIES AND COMMON SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY):
Current liabilities:
  Accounts payable                                                                             $  20,865,078       $  31,482,611
  Accrued telecommunication costs                                                                 18,243,307           6,243,934
  Accrued restructuring costs                                                                      3,014,752             505,433
  Other accrued liabilities                                                                       11,676,328           9,457,152
  Accrued acquisition contingency                                                                  7,508,029           7,508,029
  Senior Notes payable                                                                                    --         207,530,592
  Senior Note interest payable                                                                     5,976,563           5,735,938
  Notes payable                                                                                    4,950,000          27,358,617
  Current portion of capital lease obligations                                                    10,760,795          12,809,285
  Current portion of installment loans                                                             2,840,776           5,334,389
                                                                                               -------------       -------------
Total current liabilities                                                                         85,835,628         313,965,980
Installment loans                                                                                  3,907,910                  --
Capital lease obligations                                                                         12,337,528           2,343,000
Senior Notes payable                                                                             205,863,147                  --
Commitments and Contingencies
Redeemable convertible, preferred stock, Series A, cumulative
     $.001 par value - 2,600,000 shares authorized and 2,456,556 shares issued and outstanding - liquidation value of
     $1,228,278 and $1,301,975 at December 31, 1998 and 1999                                       1,199,278           1,272,975

Redeemable preferred stock, Series B, cumulative
     $.001 par value - 5,000,000 shares authorized and 2,500,000
     shares issued and outstanding - liquidation value of $25,000,000                             14,275,864          16,197,893
Redeemable warrants, 3,394,665 authorized, issued and
     outstanding at December 31, 1998 and 1999                                                    11,566,939          12,757,273
Redeemable warrants, 29,890,252 authorized, issued and outstanding at                                     --             783,092
     December 31, 1999
Common shareholders' equity (capital deficiency):
  Common stock, $.001 par value - 250,000,000 shares authorized,
     57,703,371 shares issued and outstanding at
     December 31, 1998 and 1999                                                                       57,703              57,703
  Additional paid-in capital                                                                     110,540,448         108,491,264
  Accumulated other comprehensive loss                                                              (815,465)           (697,586)
  Accumulated deficit                                                                           (102,058,625)       (236,909,837)
                                                                                               -------------       -------------
Total common shareholders' equity (capital deficiency)                                             7,724,061        (129,058,456)
                                                                                               -------------       -------------
Total liabilities and common shareholders' equity (capital deficiency)                         $ 342,710,355       $ 218,261,757
                                                                                               =============       =============

                            See accompanying notes.

               LONG DISTANCE INTERNATIONAL INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------------------------------------
                                                                    1997                1998                 1999
                                                                ------------        ------------        -------------
Revenues:
  Retail, net                                                   $  5,656,897        $ 30,115,881        $  83,142,621
  Wholesale, net                                                          --          10,043,579           34,519,192
                                                                ------------        ------------        -------------
Total revenues                                                     5,656,897          40,159,460          117,661,813
Costs of services (exclusive of depreciation
  and amortization shown separately below)                         4,836,796          33,914,520           97,866,602
                                                                ------------        ------------        -------------
Gross margin                                                         820,101           6,244,940           19,795,211

Selling, general and administrative expenses                       8,718,643          35,390,334           58,821,915
Asset impairment and restructuring costs                                  --           3,969,740            6,387,000
Depreciation and amortization                                        440,116           7,490,892           20,716,140
                                                                ------------        ------------        -------------
Operating loss                                                    (8,338,658)        (40,606,026)         (66,129,844)
Other expense (income):
  Interest expense                                                   522,641          23,074,896           33,607,290
  Interest income                                                   (430,653)         (7,089,981)          (4,488,245)
                                                                ------------        ------------        -------------
                                                                      91,988          15,984,915           29,119,045
                                                                ------------        ------------        -------------

Loss from continuing operations                                   (8,430,646)        (56,590,941)         (95,248,889)

Discontinued operations:
  Loss from discontinued operations                               (2,903,357)        (28,208,255)         (20,288,847)
  Loss on disposal of discontinued operations                             --                  --          (19,313,476)
                                                                ------------        ------------        -------------
Net loss                                                         (11,334,003)        (84,799,196)        (134,851,212)


Preferred stock dividends and preferred stock
  and warrant redemption accretion                                  (901,876)         (5,623,915)          (2,049,138)
                                                                ------------        ------------        -------------
Net loss applicable to common shareholders                      $(12,235,879)       $(90,423,111)       $(136,900,350)
                                                                ============        ============        =============

EARNINGS PER SHARE APPLICABLE TO COMMON
    SHAREHOLDERS - BASIC AND DILUTIVE:

Loss from continuing operations                                 $      (0.39)       $      (1.89)       $       (1.68)
Loss from discontinued operations                                      (0.12)              (0.85)               (0.69)
                                                                ------------        ------------        -------------
Net loss per share                                              $      (0.51)       $      (2.74)       $       (2.37)
                                                                ============        ============        =============

Weighted average shares outstanding                               23,953,434          32,999,731           57,703,371
                                                                ============        ============        =============


                            See accompanying notes.

               LONG DISTANCE INTERNATIONAL INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
                              (CAPITAL DEFICIENCY)

                                                                                                                    TOTAL COMMON
                                                                                  ACCUMULATED                       SHAREHOLDERS'
                                           COMMON STOCK         ADDITIONAL           OTHER                             EQUITY
                                    ------------------------     PAID-IN        COMPREHENSIVE     ACCUMULATED        (CAPITAL
                                      SHARES        AMOUNT       CAPITAL             LOSS           DEFICIT         DEFICIENCY)
                                    ----------    ----------  -------------     --------------   --------------    --------------
Balance at January 1, 1997          22,382,171    $ 22,382    $   4,535,389     $         --     $  (5,925,426)    $  (1,367,655)
  Issuance of common stock
     from exercise of warrants,
     net of issuance costs
     of $45,740                      1,615,233       1,615        1,283,619               --                --         1,285,234
  Issuance of common stock
     for advertising costs             606,950         607          615,454               --                --           616,061
  Issuance of common stock
     to investment advisor             150,000         150           89,850               --                --            90,000
  Issuance of Series B warrants,
     net of issuance costs
     of $1,092,244                          --          --       11,313,050               --                --        11,313,050
  Issuance of warrants for line
     of credit                              --          --           60,000               --                --            60,000
  Accrued dividend on Series
    A preferred stock                       --          --          (73,695)              --                --           (73,695)
  Accretion to redemption value
     of Series B preferred stock            --          --         (828,181)              --                --          (828,181)
  Net loss                                  --          --               --               --       (11,334,004)      (11,334,004)
                                    ----------    --------    -------------     ------------     -------------     -------------
Balance at December 31, 1997        24,754,354      24,754       16,995,486               --       (17,259,430)         (239,190)
  Other comprehensive loss                  --          --               --         (815,465)               --          (815,465)
  Issuance of common stock for
      acquisition of NETnet         31,073,497      31,073       92,567,948               --                --        92,599,021
  Issuance of common stock
     from exercise of warrants,
     net of issuance costs
     of $59,507                      1,597,921       1,598        1,711,786               --                --         1,713,384
  Issuance of common stock
     for acquisition of Newgate        213,602         214          854,194               --                --           854,408
  Accrued dividend on Series
    A preferred stock                       --          --          (73,695)              --                --           (73,695)
  Issuance of common stock
    in payment of Series A
    preferred stock dividends           63,997          64          239,026               --                --           239,090
  Accretion to redemption value
     of Series B preferred stock            --          --       (1,925,388)              --                --        (1,925,388)
  Accretion on warrants                     --          --          (38,909)              --                --           (38,909)
  Stock options issued for
     professional services                  --          --          210,000               --                --           210,000
  Net loss                                  --          --               --               --       (84,799,195)      (84,799,195)
                                    ----------    --------    -------------     ------------     -------------     -------------
Balance at December 31, 1998        57,703,371      57,703      110,540,448         (815,465)     (102,058,625)        7,724,061
                                    ----------    --------    -------------     ------------     -------------     -------------
Other comprehensive Income                                                           117,879                             117,879
  Accrued dividend on Series
    A preferred stock                       --          --          (73,697)              --                --           (73,697)
  Accretion to redemption value
     of Series B preferred stock            --          --       (1,922,029)              --                --        (1,922,029)
  Accretion on warrants                     --          --          (53,412)              --                --           (53,412)
Cash dividends paid on Series
      A Preferred Stock                     --          --              (46)              --                --               (46)
  Net loss                                  --          --               --               --      (134,851,212)     (134,851,212)
                                    ==========    ========    =============     ============     =============     =============
Balance at December 31, 1999        57,703,371    $ 57,703    $ 108,491,264     $   (697,586)    $(236,909,837)    $(129,058,456)
                                    ==========    ========    =============     ============     =============     =============

               LONG DISTANCE INTERNATIONAL INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            YEAR ENDED DECEMBER 31,
                                                                               -------------------------------------------------
                                                                                   1997              1998               1999
                                                                               -------------    -------------    ---------------
OPERATING ACTIVITIES:
Net loss                                                                       $(11,334,003)    $(84,799,196)    $(134,851,212)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization                                                     440,116        7,490,892        20,716,140
  Provision for bad debts                                                           247,137        3,088,312         1,898,809
  Amortization of discount on Senior Notes and Notes Payable                             --          857,886         1,201,708
  Amortization of financing costs                                                        --               --            71,013
  Amortization of discount on notes payable with detachable warrants                     --               --           471,898
  Amortization of bond offering costs                                                    --               --           946,645
  Loss on phase-out of discontinued operations                                           --               --           256,506
  Loss on disposal of discontinued operations                                            --               --        19,313,476
  Asset impairment and restructuring                                                     --        3,969,000         6,387,000
  Minority interest in subsidiary                                                   132,384               --                --
  Options issued for services                                                       217,467          210,000                --
  Changes in operating assets and liabilities:
       Accounts receivable                                                       (1,477,675)     (12,992,924)          996,540
       Other current assets                                                        (135,845)      (1,047,449)          221,982
       Other assets                                                                (301,990)      (1,866,069)          886,889
       Accounts payable                                                           2,849,790         (306,846)       10,617,533
       Accrued telecommunication costs                                            1,985,173        3,533,332       (11,999,373)
       Accrued restructuring costs                                                       --         (403,248)       (2,509,319)
       Senior Note interest payable                                                      --        5,976,563          (240,625)
       Other accrued liabilities                                                  2,741,008        4,463,612        (2,467,176)
       Discontinued operations - changes in assets and liabilities               (4,718,233)     (20,902,152)        3,182,384
                                                                               ------------     ------------     -------------
Net cash used in operating activities                                            (9,354,671)     (92,728,287)      (84,899,182)
INVESTING ACTIVITIES:
(Increase) decrease in restricted cash and investments                              (76,970)     (66,186,249)       25,127,287
Increase in certificates of deposit                                                      --       (2,907,895)        2,907,895
Purchases of property and equipment                                                (994,672)      (2,065,974)       (2,236,178)
Disposal of property and equipment                                                       --          755,000         1,972,144
Purchase of minority interest in subsidiaries                                            --       (1,587,714)               --
Acquisition costs associated with purchase of Speedial International             (1,047,605)              --                --
Acquisition costs associated with purchase of Newgate                                    --       (1,514,073)               --
Acquisition costs associated with purchase of NETnet                                     --         (888,950)       (1,423,558)
                                                                               ------------     ------------     -------------
Net cash (used in) provided by investing activities                              (2,119,247)     (74,395,855)       26,347,590
FINANCING ACTIVITIES:
Proceeds from issuance of Senior Notes and redeemable warrants,
  net of offering costs                                                                  --               --        24,793,854
Proceeds from issuance of common stock and exercise of warrants,
  net of offering costs                                                           1,285,234        1,713,448                --
Proceeds from issuance of preferred stock, Series B, net of offering costs       22,835,348               --                --
Proceeds from issuance of Notes Payable and warrants                                     --      216,533,291                --
Dividends paid                                                                           --               --               (46)
Payments on Notes Payable                                                                --       (3,080,118)         (981,000)
Proceeds from line of credit                                                      1,480,000               --                --
Repayments under line of credit                                                  (1,480,000)              --                --
Bond offering costs                                                                      --               --          (508,041)
Principal payments on capital lease obligations                                    (598,166)      (4,891,854)       (8,970,580)
Principal payments on installment loans                                            (130,447)      (2,443,867)       (1,166,297)
                                                                               ------------     ------------     -------------
Net cash provided by financing activities                                        23,391,969      207,830,900        13,167,890
Effect of exchange rate changes                                                          --         (815,465)          117,879
                                                                               ------------     ------------     -------------
Increase (decrease) in cash and cash equivalents                                 11,918,051       39,891,293       (45,265,823)
Cash and cash equivalents at beginning of year                                      254,728       12,172,779        52,064,072
                                                                               ------------     ------------     -------------
Cash and cash equivalents at end of year                                       $ 12,172,779     $ 52,064,072     $   6,798,249
                                                                               ============     ============     =============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment acquired under capital leases                           $  3,549,060     $ 10,610,283     $   1,024,541
                                                                               ============     ============     =============
Property and equipment purchased under installment loans                       $    330,000     $  8,000,000     $          --
                                                                               ============     ============     =============
Accrued dividends on Series A preferred stock                                  $     73,697     $    165,329     $      73,697
                                                                               ============     ============     =============
Accretion on Series B preferred stock and redeemable warrants                  $    828,180     $  1,963,895     $   1,922,031
                                                                               ============     ============     =============
Warrants issued in connection with line of credit                              $     60,000     $         --     $          --
                                                                               ============     ============     =============
Common stock issued to investment advisor                                      $     90,000     $         --     $          --
                                                                               ============     ============     =============
Common stock issued for advertising costs                                      $    398,595     $         --     $          --
                                                                               ============     ============     =============
Accrual for acquisition contingency                                            $         --     $  7,508,029     $          --
                                                                               ============     ============     =============
Common stock issued for acquisitions                                           $         --     $ 93,453,429     $          --
                                                                               ============     ============     =============
Issuance of notes payable for accounts payable                                 $         --     $  4,950,000     $          --
                                                                               ============     ============     =============


                            See accompanying notes.

                       LONG DISTANCE INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       ORGANIZATION AND ASSET PURCHASE AGREEMENT

         Long Distance International Inc. (the "Company") was incorporated in the State of Florida in May 1993. The Company is a provider of domestic and international long distance services to residential and small and medium business customers primarily in Europe. The Company offers a full range of telecommunications services including calling card, easy access, prepaid and postpaid calling card, fixed to mobile and toll free services. The Company ceased providing U.S. domestic services during 1999.


         On December 17, 1999, the Company entered into an Asset Purchase Agreement with World Access, Inc. ("WAXS") whereby it agreed to sell substantially all of its assets to WAXS in exchange for WAXS Convertible Preferred Stock, Series D, with an Aggregate Liquidation Preference of $185,000,000 ("WAXS Preferred") and the assumption of certain of the Company's liabilities. At the closing of the transaction (See Note 20 -- Subsequent Events) 81% of the WAXS Preferred was issued to Holders of the Company's 12-1/4% Senior Notes due 2008 ("Note Holders"), in satisfaction of the Company's obligations thereunder; 6% of WAXS Preferred was issued to NETnet International S.A. ("S.A.") in satisfaction of the Company's obligation under an Acquisition Agreement dated October 9, 1998. (See
         Note 4 - Acquisitions); 3% of the WAXS Preferred was issued to the Company to satisfy any remaining obligations; and 10% of the WAXS Preferred was deposited into escrow to secure the Company's indemnification obligations under the Asset Purchase Agreement. Any escrow proceeds not so applied will be allocated 70% to the Note Holders; 20% to S.A. and 10% to the Company.

2.       ISSUES AFFECTING LIQUIDITY

         During the second quarter of 1999, it became apparent that the Company would not be successful in obtaining debt or equity financing sufficient to meet its operating cash requirements. The Company began to consider all alternatives available to raise additional liquidity and/or realize value on its assets and operations. The Company discontinued its U.S. operations reducing the negative effect on cash flow (See Note 10 - Discontinued Operations). These conditions raised substantial doubt about the Company's ability to continue as a going concern. On December 17, 1999, the Company entered into an Asset Purchase Agreement with WAXS (See Note 1). The financial statements do not include any further adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and it's subsidiaries, as follows:

         -        LDI Acquisition Sub - 100%
         -        Dynamic Telecom International Inc (DTI) - 100%
         -        NETnet International AB - 100%
         -        NETnet AB, Sweden - 100%
         -        NETnet AS, Norway - 100%
         -        NETnet AG, Switzerland - 100%
         -        NETnet Italy Spa, Italy - 100%
         -        NETnet NETcenter AB, Sweden - 100%
         -        LDI Ltd - 100%
         - Long Distance International (U.K.) Ltd. (formerly Speedial International) - 100%
         -        Televersa NETnet Telekommunikationssysteme GmbH, Germany -
                  100%
         -        NETnet Telekommunikations GmbH, Austria - 85%
         -        Newgate Communications Ltd. - 100%

         All significant intercompany balances and transactions have been eliminated in consolidation.

         PROPERTY AND EQUIPMENT

         Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Property and equipment under capital leases are recorded at the present value of the future minimum lease payments and amortized over the lesser of the related lease term or useful life of the related assets.

         Included in property and equipment are indefeasible rights of use
         (IRU) on certain international telecommunications networks which are amortized over the lesser of the terms of the agreements or the useful life of the IRU.

         Depreciation and amortization of property and equipment is computed using the following estimated useful lives:

             Furniture and fixtures                     3 years
             Dialers and equipment                      3 - 5 years
             Switches and infrastructure                5 years
             Computer equipment                         3 years
             Leasehold improvements                     2 - 15 years

         REVENUES

         The Company earns revenue from customers' telecommunications traffic along its or other carriers networks. The Company records revenues at the time a telephone call is completed and registered based upon minutes of traffic processed or by contracted fee arrangements.

         COST OF TELECOMMUNICATION SERVICES

         Cost of services represents direct charges from vendors that the Company incurs to deliver service to its customers. These include leasing costs for the dedicated phone lines that form the Company's network, and rate-per-minute charges from other carriers that transmit international traffic on behalf of the Company. Cost of services are recorded at the time the call is completed or ratably during the lease period. Cost of services also includes network cost which consist of access, transport and termination costs.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and stated amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

         STOCK-BASED COMPENSATION

         The Company has adopted Statement of Financial Accounting Standards
         (SFAS) No. 123, Accounting for Stock-Based Compensation, which defines a fair value method of accounting for issuance of stock options and other equity investments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

         The Company accounts for employee stock-based compensation under APB No. 25, under which the Company's employee and director stock option plans qualify as noncompensatory plans. The Company complies with the disclosure requirements pursuant to SFAS 123.

         LOSS PER SHARE

         The Company computes loss per share pursuant to SFAS No. 128, Earnings Per Share. Weighted average shares outstanding do not include any contingently issuable shares. The dilutive effect of options, warrants and Series A convertible preferred stock have not been considered as their effect would be anti-dilutive for all periods presented (see Notes 13 and 14).

         LONG-LIVED ASSETS

         The Company accounts for long-lived assets pursuant to SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the asset may be impaired. During 1999, the Company recorded a writedown to certain long-lived assets. (See Note 10 - Discontinued Operations and Note 5 - Property and Equipment). Based on current circumstances, the Company does not believe that any additional long-lived assets are impaired at December 31, 1999.

         GOODWILL

         Goodwill represents the excess of the consideration paid over the fair value of assets acquired from acquisitions and is amortized on a straight-line basis over two to twenty years. The carrying value of goodwill will be reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on undiscounted cash flows, the Company's carrying value of the goodwill will be adjusted to fair value.

         MARKETING AND ADVERTISING EXPENSE

         The Company expenses marketing and advertising costs as incurred. The Company incurred advertising expenses of approximately $361,680, $3,311,959 and $2,039,000 during the years ended December 31, 1997, 1998 and 1999, respectively. Advertising expenses consist of promotional material and other ancillary marketing activities.

         STATEMENT OF CASH FLOWS

         The Company considers all highly liquid investments with an initial maturity of less than three months to be cash equivalents. Management believes the use of credit quality financial institutions minimizes the risk of loss associated with cash and cash equivalents.

         RESTRICTED CASH AND INVESTMENTS

         Restricted cash on the accompanying Consolidated Balance Sheets consist of (i) a portfolio of U.S. Treasury Notes pledged as security for payment on the first six scheduled interest payments due on the Senior Notes of which three (3) payments remain, (ii) certificates of deposit that are collateral for the Company's performance under a telecommunications services agreement and (iii) certain letters of credit pledged as security for equipment financing.

         The U.S. Treasury Notes restricted for scheduled interest payments on the Senior Notes are classified as held to maturity and are recorded at amortized cost. The maturity dates of the securities correspond to the April 15, 2000, October 15, 2000 and April 15, 2001 interest payment dates of the Senior Notes.

         Regulations of certain countries in which the Company operates require that a portion of cash be restricted for licensing requirements and governmental obligations that are owed but have not yet been paid for. Such amounts include value-added taxes collected and employer and employee obligations for national social benefit programs.

         CONCENTRATION OF CREDIT RISK

         In the normal course of business, the Company extends unsecured credit to its customers. Management has provided a reserve for amounts which may eventually become uncollectible.

         A majority of the Company's transmission and switching facilities are provided by several telecommunications carriers. Under the terms of the supplier agreements, the Company purchases long-distance service at fixed monthly lease rates or per-minute rates, which vary based on the time, distance and type of call. Although management believes that alternative carriers could be found in a timely manner, disruption of these services for more than a brief period of time could have a negative effect on the Company's operating results. The Company currently purchases approximately 14% of its telecommunications costs from a carrier that owns approximately 8% of WAXS.

         REGULATIONS

         The Company is subject to regulation by the Federal Communications Commission and by various state public service and public utility commissions. The Company is also subject to regulations by various agencies in Europe.

         FOREIGN CURRENCY TRANSLATION

         In accordance with SFAS No. 52, assets and liabilities denominated in foreign currencies are translated into US dollars at the rate of exchange in effect at the balance sheet date, while revenue and expenses are translated at the weighted-average rates prevailing during the respective years. Components of shareholders' equity (capital deficiency) are translated at historical rates. Gains and losses resulting from translating assets and liabilities at various exchange rates are reported as a part of other comprehensive loss in the statement of shareholders' equity (capital deficiency). Net transaction gains or losses relate primarily to leased-line costs and are included as a component of cost of services on the Consolidated Statements of Operations. Transaction gains or losses included in the Consolidated Statements of Operations are not material.

         RECLASSIFICATION

         Certain amounts in prior year's financial statements have been reclassified to conform with the current year's presentation.

4.       ACQUISITIONS

         In October 1998, the Company entered into an acquisition agreement to exchange 100% of the outstanding stock of NETnet International AB ("NETnet") for 33,592,970 shares of the Company's Common Stock, which represents approximately 37.5% of the Company's common stock. NETnet is a provider of international long distance, domestic long distance and fixed mobile services to small and medium sized business customers. NETnet operates in Sweden, Norway, Germany, Switzerland, Austria, Italy, and France. The acquisition was accounted for under the purchase method and accordingly NETnet's results have been included in the Company's Consolidated Financial Statements since October 1998. The exchange transaction, including acquisition costs, was valued at $101,840,000 as determined by the Company's Board of Directors. The excess of the purchase price over the fair value of the net liabilities acquired was approximately $127,470,735 and is being amortized on a straight line basis over 20 years. The shares issued to effect the purchase were held in escrow pending the completion of an exchange offer under the applicable rules in Sweden. The exchange transaction was not completed at the date of the World Access transaction. Accordingly, the Shareholders of NETnet received their allocable portion of Preferred shares directly from WAXS.

         The Company is currently in dispute with the seller of NETnet regarding the accuracy of the seller's representations. Accordingly, 2,519,473 shares that are contingently returnable to the Company have been classified as an accrued liability at December 31, 1998 and 1999, and are not included in loss per share calculations for the years ended December 31, 1998 or 1999. At the February 2000 closing of the transaction with WAXS (see Note 1), the sellers of NETnet received their allocable portion of the WAXS Preferred shares and all pending claims were resolved.

         In April 1998, the Company acquired all of the outstanding common stock of Newgate Communications Limited, ("Newgate"), a U.K. company providing cellular communication services to UK customers. The acquisition is being accounted for under the purchase method and accordingly, Newgate results have been included in the Company's Consolidated Financial Statements since April 21, 1998. The purchase price was approximately $2,554,000 consisting of $1,700,000 cash and the issuance of 214,000 shares of the Company's common stock with an estimated value of $4.00 per share. The excess of purchase price over the fair value of net liabilities acquired was approximately $3,700,000 and is being amortized on a straight-line basis over three years.

         The following unaudited pro forma consolidated financial information shows the results of operations assuming the above purchases occurred on January 1, 1997. The unaudited pro forma results for the years ended December 31, 1997 and 1998 are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results.

                                                                1997              1998
                                                         --------------------------------------
Revenues, net                                             $  72,221,830      $  114,105,858
Net loss per share (basic and dilutive)                          $(0.80)             $(2.21)
Net loss applicable to common shareholders                $ (44,017,267)     $ (125,766,434)

         In December 1998, the Company acquired the remaining 2.8% minority interest in NETnet Germany for cash consideration of approximately $1,200,000, with the entire amount of the purchase price being recorded as goodwill.

5.       PROPERTY AND EQUIPMENT

         Property and equipment is as follows:

                                                                       DECEMBER 31
                                                                  1998              1999
                                                          --------------------------------------
Furniture and fixtures                                      $     1,706,928   $     1,744,000
Dialers and equipment                                            14,412,299        16,659,623
Switches and infrastructure                                      24,277,051        15,416,694
Computer equipment                                                6,689,569         7,362,762
Leasehold improvements                                            1,479,179           476,999
                                                          --------------------------------------
                                                                 48,565,026        41,660,078
Less accumulated depreciation and amortization                  (10,306,411)      (21,005,680)
                                                          --------------------------------------
Property and equipment, net                                 $    38,258,615   $    20,654,398
                                                          ======================================

         Depreciation and amortization expense related to property and equipment was $409,645, $4,140,378 and $12,505,792 during the years ended December 31, 1997, 1998 and 1999, respectively.

         During the year ended December 31, 1999, the Company recorded a non-cash impairment loss of approximately $6,387,000 related to a writedown of switching equipment in Europe. These assets are not being used to full capacity. As a result, the projected future cash flows from this equipment are less than the carrying value. These assets were written down to their fair value based on the salvage value of the assets. The recognition of this impairment is in accordance with the provisions of SFAS 121 - Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of.

         Included in property and equipment and net assets of discontinued operations at December 31, 1998 and 1999, is equipment under capital leases and installment loans of $26,488,000 and $10,898,000, net of accumulated amortization of $2,868,000 and $14,701,000, respectively, and a valuation allowance in 1999 of $15,809,000 related to the adjustment of the assets of the Company's U.S. operations to estimated net realizable value (See Note 10 - Discontinued Operations). See note regarding Extinguishments of Capital Leases.

6.       NOTES PAYABLE

         CARRIER

         In January 1999, the Company entered into an agreement to repay a portion of accounts payable owed to a carrier. The principal amount is approximately $4.1 million. Interest on the balance accrues monthly at 12 1/2% on a compounded basis. Interest began accruing in September 1998, with monthly interest payments beginning in January 1999. The entire principal balance was due on September 30, 1999. As a result of limited liquidity, the Company did not make the scheduled principal payment. WAXS and the Company are negotiating a restructuring of this debt.

         THE LOAN AGREEMENT

         On July 20, 1999, LDI Acquisition borrowed $10,000,000 (the "Loan"), from Frederick A. DeLuca ("DeLuca"), an existing stockholder of the Company, pursuant to a term loan agreement (the "Loan Agreement"), among the Company, LDI Acquisition, DeLuca, the lenders from time to time signatory thereto (the "Other Lenders") and DeLuca, as collateral agent (in such capacity, the "Collateral Agent"). The Loan has a one year term, expiring on July 20, 2000 (the "Initial Term"), and is extendable for up to an additional four months at the option of the Company (the "Extended Term"). The principal amount of the loan is payable at maturity. Interest is payable monthly and the loan bears interest of 12-1/4% per annum during the Initial Term and 24-1/2% per annum during the Extended Term. The loan is subject to a prepayment penalty if prepaid prior to January 2000 and to substantial late charges if monthly interest payments are not paid on a timely basis. The Loan Agreement has been structured to allow for additional term loans (up to an aggregate principal amount (together with the Loan) of $40,000,000) from the Other Lenders in minimum term loan advances of $100,000. Any such future loans shall be made subject to the terms of the Loan Agreement. The Company and LDI Acquisition have agreed that the proceeds of any term loan advances which, together with the Loan, exceed $32,500,000 would be used to repay the indebtedness of its consolidated subsidiary NETnet to certain Scandinavian banks with a lien on the stock of NETnet.

         The loan is secured by all the common stock of LDI Acquisition, pursuant to a pledge agreement by the Company in favor of the Collateral Agent for the ratable benefit of himself and the Other Lenders, and by all the capital stock of the subsidiaries of LDI Acquisition to the extent possible, pursuant to a pledge agreement by LDI Acquisition in favor of the Collateral Agent, for the ratable benefit of himself and the Other Lenders. The subsidiaries of LDI Acquisition represent all the non-U.S. based operations of the Company.

         As additional consideration for, and as an inducement to DeLuca and the Other Lenders to make loans under the agreement, the Company has agreed to issue to the lenders (i) Class A Common Stock Warrants
         (the "A Warrants") to purchase up to 30% of the Company's common stock on a fully diluted basis as of the date immediately preceding the closing of the Loan (the "Fully Diluted Shares") and (ii) Class B Warrants (the "B Warrants"; together with the A Warrants, the "Warrants") to purchase up to 20% of the Fully Diluted Shares (in each case, assuming a full funding under the Loan Agreement of $40,000,000). The B Warrants will become void in the event the term loan to which such Warrant relates is paid on or prior to four months after such loan is made. To date, Warrants have only been issued to DeLuca to purchase up to an aggregate of 12.5% of the Fully Diluted Shares (or 7.5% of the Fully Diluted Shares if the B Warrants become void). Each Warrant is exercisable for a term of five years from its exercise date (as hereinafter defined) and the exercise price for each share of the Company's Common Stock exercisable under a Warrant is $.001 per share. No Warrant is exercisable (assuming the B Warrant has not been voided) until the earliest of:

                  (a) the sixteenth month anniversary date of the issuance of a Warrant;

                  (b) the date the Company consummates an initial public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933;

                  (c) the date the Company consummates a sale of all or a substantial portion of the business of the Company and its consolidated subsidiaries taken as a whole, whether by way of merger, acquisition, sale of assets or sale of capital stock;

                  (d) the date a bankruptcy petition is filed by or against the Company, LDI Acquisition or a material operating subsidiary of LDI Acquisition;

                  (e) the effective date of a waiver under the Indenture, dated as of April 13, 1998 (the "Indenture"), pursuant to which the Company's 12 1/4% Senior Notes due 2008 (the "Notes") were issued, the effect of which waiver would be to waive the requirement that the Company repurchase the Notes pursuant to Section
                           4.12 of the Indenture because of a Change of Control (as defined in the Indenture);

                  (f) the date on which the exercise of all A Warrants and all B Warrants would not result in a Change of Control; and

                  (g) the date on which a Change of Control under the Indenture occurs for a reason other than an exercise of any of the A Warrants or B Warrants and a waiver with respect thereto described in clause (e) above is not obtained; and

                  (h) the date on which Cliff Friedland and David Glassman cease to be directors of the Company (other than by reason of their death or disability) or beneficially own in the aggregate less than 5,000,000 shares of Common Stock of the Company.

         Additionally, as further consideration for the Loan, DeLuca (or his designee) was given the right to a seat on the Company's Board of Directors. The Company failed to make the scheduled monthly interest payments under the Loan Agreement in September and October. However, the Company has received a forbearance from the lenders under the Loan Agreement with respect to such missed interest payments.

         As determined by the Company's Board of Directors, the value of the Warrants was determined to be approximately $783,000, which resulted in a discount and effective interest rate of 21% on the Loan. The discount is being amortized over the initial term of the Loan.

         On October 19, 1999, LDI Acquisition obtained a $2 million loan from WAXS. The loan was made pursuant to the terms of the Loan Agreement. The value of the Warrants was determined to be approximately $156,618 which resulted in a discount and effective interest rate of 21% on the loan. The discount is being amortized over the initial term of the loan.

         On November 5, 1999, LDI Acquisition entered into an agreement with the Holders of the 12 1/4% Senior Notes due 2008 pursuant to the terms of the Loan Agreement to allow for advances of up to $8 million. The Company was advanced approximately $6.3 million on November 5, 1999 and an additional $1.7 million on November 29, 1999. Approximately $626,474 was assigned as the estimated fair value of detachable common stock purchase warrants issued with this loan.

         In December, another Agreement was entered into with the Senior Noteholders whereby they agreed to advance to the Company up to approximately $9 million, pursuant to the terms of the Loan Agreement. On

         December 27, 1999, $4,864,865 was advanced. Approximately $380,964 was assigned as the estimated fair value of the detachable common stock purchase warrants issued with this loan.

         During September, October and November, LDI Acquisition did not make scheduled interest payments under the Loan Agreements. LDI Acquisition received forbearance from the lenders under the Loan Agreement with respect to such missed interest payments through the closing of the Asset Purchase Agreement with WAXS.

7.       INSTALLMENT LOANS, LONG-TERM DEBT AND SENIOR NOTES PAYABLE

         IRUS

         In October 1997, the Company entered into an installment purchase agreement for an IRU on a sub-marine telecommunications cable for which it will pay an aggregate of $5 million plus 12% per annum through 2001. In January 1998, the Company entered into an installment purchase agreement for an IRU on a land-based telecommunications cable for which it will pay an aggregate of $750,000 plus 12% per annum through 2001. In May 1998, the Company entered into an installment purchase agreement for an IRU on a land-based telecommunications cable for which it will pay an aggregate of $2.25 million plus 12% per annum through 2001. These IRU payment obligations have been included in installment loans.

         Interest paid on installment loans during the years ended December 31, 1998 and 1999 was approximately $458,000 and $168,200 respectively.

         During 1999, the Company ceased use of the IRUs, and accordingly, ceased making payments under the Installment purchase agreement. Accordingly, the outstanding balances have been classified as current in the Company's Balance Sheet at December 31, 1999. The Company determined the value of the IRUs on its books was less than net realizable value and as part of its disposal of its US retail segment, the Company recorded a writedown of approximately $5,066,667 to the IRUs. The Company is in negotiations to return the IRUs to the seller.

         SENIOR NOTES

         On April 13, 1998, the Company completed an offering of 12 1/4% Senior Notes with detachable common stock purchase warrants (see Note 14) for $225,000,000. The Senior Notes are unsecured and were recorded at approximately $204,000,000, net of a discount and offering costs of approximately $21,000,000. The Senior Notes are redeemable at the Company's option beginning April 13, 2003 at the redemption amount, as defined, plus accrued and unpaid interest.

         The terms of the senior note agreement restrict, among other things, the Company's ability to declare or pay any distribution on its capital stock, enter into new commitments or borrowings over specified amounts and dispose of assets outside the ordinary course of business. In addition, upon a change in control, as defined, the Company must mandatorily redeem the Senior Notes at 101% of the stated principal amount, plus accrued and unpaid interest. The Senior Notes mature on April 15, 2008.

         Approximately $75,500,000 of the net proceeds of the senior note offering were placed in an interest bearing escrow account to fund the semiannual interest payments through April 15, 2001. At December 31, 1999, restricted cash on the accompanying balance sheet includes approximately $38,053,000 designated to fund these interest obligations. Cash paid for interest on the Senior Notes was approximately $13,780,000 in 1998 and $14,280,000 in 1999. As part of its obligations under the terms of the Indenture, the Company had 180 days to complete a registered exchange offer. As the Company did not complete the exchange offer during that time, it was in default of the covenants of the Indenture and accordingly, an additional .5% interest was charged resulting in the additional $500,000 of interest on the Senior Notes during 1999. The default was cured in February 1999.

         On October 15, 1999, the Company made its scheduled semi-annual interest payment on the Notes in the amount of $13.8 million from its restricted cash. In addition, the Senior Noteholders directed the Indenture Trustee to hold the interest payment and not to deliver it to the Senior Noteholders. On November 5, the Senior Noteholders directed the Indenture Trustee to advance to LDI Acquisition up to $8 million of the interest payment under the terms of the Loan Agreement described in Note 6.

         At December 31, 1999, the Company was in violation of certain covenants contained in the indenture agreement and the Noteholders had the ability to accelerate repayment. Accordingly, the Senior Notes were classified as current obligations on the accompanying December 31, 1999 balance sheet. As part of the Acquisition Agreement with WAXS, the Senior Noteholders agreed not to accelerate repayment and to receive WAXS Preferred in satisfaction of the Company's obligations thereunder. (See Note 1 - Organization and Liquidity, and Note 20 - Subsequent Events).

8.       LEASES

         The Company leases its European premises under non-cancelable operating leases expiring at various dates through 2006. Combined rental expense for discontinued and continuing operations was approximately $391,000, $2,047,000 and $3,506,000 for the years ended December 31, 1997, 1998 and 1999, respectively. In addition, the Company leases certain computer and telecommunications equipment under non-cancelable capital leases. Interest paid on capital leases during the year ended December 31, 1998 and 1999 was approximately $1,558,000 and $1,520,000

         As of December 31, 1999, the scheduled future minimum lease payments required under capital and operating leases for the Company's European subsidiaries that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

                                                             CAPITAL LEASES      OPERATING LEASES
                                                           --------------------  ------------------
Year ended December 31:
   2000                                                    $       3,574,000     $       1,709,000
   2001                                                            1,671,000             1,355,000
   2002                                                              672,000               994,000
   2003                                                                   --               799,000
   2004                                                                   --               690,000
   Thereafter                                                             --               271,000
                                                           --------------------  ------------------
Total minimum lease payments                                       5,917,000     $       5,818,000
                                                                                 ==================
Less amounts representing interest (12% to 20%)                     (382,000)
                                                           --------------------
Present value of obligations under capital leases                  5,535,000
Less current maturities                                           (3,192,000)
                                                           --------------------
Long-term obligations under capital leases                 $       2,343,000
                                                           ====================

The Company had the following operating lease obligations in the U.S. at December 31, 1999:

                                                                                OPERATING LEASES
                                                                               -------------------
Year ended December 31:
   2000                                                                          $     1,065,813
   2001                                                                                  926,015
   2002                                                                                  947,156
   2003                                                                                1,022,119
   2004                                                                                1,044,685
   Thereafter                                                                          8,057,492
                                                                               -------------------
Total minimum lease payments                                                     $    13,063,280
                                                                               ===================

See Note 10 for information regarding the Company's U.S. Capital Leases.

The Company began negotiating with certain of its lessors in the US regarding lease terminations. The Company abandoned its facilities in Raleigh, North Carolina; Tulsa, Oklahoma; Fresno, California and Chicago, Illinois and is negotiating lease terminations with various landlords. See Note 20 - Subsequent Events for facilities where the Company terminated its lease agreements subsequent to year end.

9.       OTHER ACCRUED LIABILITIES

         Other accrued liabilities consisted of the following:

                                                                        DECEMBER 31
                                                                        -----------
                                                                  1998              1999
                                                            ------------------------------------
Payroll, commission and benefits                              $    2,154,777   $     3,165,724
Professional and consulting fees                                   1,258,517           508,070
Equipment purchases                                                3,438,532         2,015,000
Interest                                                                  --         1,843,345
Other                                                              4,824,502         1,925,013
                                                            ------------------------------------
Total other accrued liabilities                               $   11,676,328   $     9,457,152
                                                            ====================================

10.      DISCONTINUED OPERATIONS

         Following continued weakness in the United States operations, on May 18, 1999 the Company's Board of Directors agreed to a plan to discontinue the Company's U.S. operations. Accordingly, the operating results of the discontinued operations, including provisions for estimated losses during the phase-out period, have been segregated from continuing operations and reported as a separate line item on the statement of operations. Due to the subjective nature of estimating future operating losses and incremental costs of disposal, it is reasonably possible that these estimates may change in the future. Future changes in estimates will be included in the statement of operations in the period determined. The Company recorded an expense in the second quarter of 1999 in the amount of approximately $14.3 million to provide for the estimated loss on disposition of the related assets and liabilities of the U.S. retail operations and other expenses related to the closing of these operations and approximately $3.1 million in the third quarter to provide for the estimated loss in disposition of additional assets. Amounts recorded include approximately $4.3 million for estimated operating losses during the phase-out period subsequent to September 30, 1999 and approximately $450,000 for rent under operating leases until the Company estimates it can negotiate lease terminations of its facilities. In the third quarter, the Company recorded an additional $1.9 million for estimated operating losses during the phase-out period. Included in the net assets of the discontinued operations at December 31, 1999 is $4.9 million for property and equipment relating to the Company's U.S. network which is net of a write-down of $19.3 million. The Company is liable for capital lease obligations and installment loans on this equipment. Accordingly, the lease obligations of $9.6 million and installment loans of $5.2 million have not been included in the net assets of the discontinued operation. As the Company is not current on the payment of these leases, they are classified as current obligations at December 31, 1999.

         The consolidated financial statements and related footnotes of the Company have been restated to report separately the net assets and operating results of the U.S. retail operations as discontinued operations for all periods presented.

         Net assets of the U.S. discontinued operations, which are presented as net amounts in the Company's consolidated financial statements are as follows:

                                             DECEMBER 31, 1998         DECEMBER 31, 1999
                                             -----------------         -----------------
Accounts receivable                          $       8,170,303         $         397,587
Property and equipment                              20,560,597                 4,936,361
Other assets                                           361,651                        --
                                             -----------------         -----------------
Total assets                                        29,092,551                 5,333,948

Reserve for loss on disposition                             --                  (256,506)
Other liabilities                                   (1,371,183)                 (108,440)
                                             -----------------         -----------------
Total liabilities                                   (1,371,183)                 (364,946)

Net assets of discontinued operations        $      27,721,368         $       4,969,002
                                             =================         =================

The results of discontinued operations for the years ended December 31, 1997, 1998 and 1999 were as follows:

                                                      DECEMBER 31, 1997         DECEMBER 31, 1998         DECEMBER 31, 1999
                                                      -----------------         -----------------         -----------------
Net revenues                                          $      34,459,013         $      42,276,408         $      11,497,709
Cost of telecommunications services                          17,882,715                30,411,481                16,255,971
                                                      -----------------         -----------------         -----------------
Gross profit (loss)                                          16,576,298                11,864,927                (4,758,262)

Selling, general and administrative expenses                (19,347,275)              (40,073,182)              (15,274,079)
Estimated operating losses during the
  phase-out period of discontinued operations                        --                        --                  (256,506)
                                                      -----------------         -----------------         -----------------
Loss from discontinued operations                     $      (2,770,977)        $     (28,208,255)        $     (20,288,847)
                                                      =================         =================         =================
Loss on disposal of discontinued operations           $              --         $              --         $     (19,313,476)
                                                      =================         =================         =================

11.      COMMITMENTS AND CONTINGENCIES

         At December 31, 1998, the Company is contingently liable under certain letters of credit provided to telecommunications carriers to ensure payment of telecommunications costs incurred by the Company.

         The Company is party to litigation with a facilities provider under certain letter agreements which it claims obligated the Company to purchase certain communications capacity as part of an agreement that was never consummated. The Company believes that it has no obligation to pay under those purported agreements and that its liability, in any event, would be limited to the $1,6 million deposit the Company placed in escrow during 1998. This amount is included in other assets in the Company's Balance Sheets at December 31, 1998 and 1999. The Company has recorded a reserve of approximately $1,250,000 at December 31, 1999 to write down the deposit to its estimated recovery amount.

         On October 22, 1999, the Company was named in a suit , brought by one of its lessors, for non-payment. The Company has accrued the full amount due (lease, plus interest) at December 31, 1999. See Note 20, subsequent events and contingencies.

12.      INCOME TAXES

         The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

         The United States and foreign components of loss from continuing operations before income taxes are as follows:

                                              1997              1998               1999
                                       ---------------------------------------------------------
United States                            $    (7,589,057) $    (50,803,096)  $    (82,885,071)
Foreign                                       (3,744,947)      (33,996,099)       (53,637,000)
                                       ---------------------------------------------------------
                                         $   (11,334,004) $    (84,799,195)  $   (136,522,071)
                                       =========================================================

         Significant components of the Company's net deferred income taxes are as follows:

                                                                      DECEMBER 31
                                                                      -----------
                                                                1998              1999
                                                         --------------------------------------
Deferred tax assets:
   Allowance for doubtful accounts                          $    2,139,000   $     1,122,000
   Accrued expenses                                              1,119,000           339,000
   Net operating loss carryforwards                             31,923,000        63,031,000
                                                         --------------------------------------

                                                                35,181,000        64,492,000
Valuation allowance                                            (34,384,000)      (64,270,000)
                                                         --------------------------------------
Total deferred tax assets                                          797,000           222,000
Deferred tax liabilities:
   Property and equipment                                         (797,000)         (222,000)
Total deferred tax liabilities                                    (797,000)         (222,000)
                                                         ======================================
Total net deferred tax                                      $            -   $             -
                                                         ======================================

         SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that a valuation allowance of $34,384,000 and $64,270,000 at December 31, 1998 and
         1999, respectively, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the years ended December 31, 1998 and 1999 was $28,139,000 and $29,886,000 respectively.

         The Company has incurred net operating losses since inception. At December 31, 1999, the Company had approximately $117,082,480 and $68,934,292 in operating loss carryforwards for U.S. and foreign income tax purposes, respectively, that expire in various amounts from 2009 through 2018 for U.S. income and carry forward indefinitely for foreign income tax purposes. The Company may have had a change of ownership as defined by the Internal Revenue Code Section 382. As a result, a substantial annual limitation may be imposed upon the future utilization of its U.S. net operating loss carryforwards. At this point in time, the Company has not completed a change in ownership study and the exact amounts of any such limitations are not known.

         The federal statutory tax rate reconciled to the effective rate is as follows:

                                                                    YEAR ENDED DECEMBER 31
                                                                    ----------------------
                                                            1997             1998              1999
                                                     ------------------------------------------------------
         Federal statutory rate (benefit)                 (34.00)%          (34.00)%         (34.00)%
         State tax rate, net of federal benefit            (3.63)            (3.63)           (0.73)
         Nondeductible items                                0.65              1.75             2.90
         Change in valuation allowance                     37.99             33.43            31.60
         Other                                             (1.01)             2.45             0.23
                                                     ------------------------------------------------------
                                                            0.00%             0.00%            0.00%
                                                     ======================================================

13.      EMPLOYEE BENEFITS

         STOCK OPTIONS

         During 1994, the Board of Directors approved the 1994 Employee Stock Option Plan (the "1994 Plan") covering substantially all full time employees of the Company. The 1994 Plan is administered by the Board of Directors who have authority to grant up to 5,000,000 awards of any combination of incentive stock options (ISO), non-qualified stock options (NSO), stock appreciation rights (SAR) or stock depreciation rights. The term of the options (limited to 10 years), vesting schedule and exercise price, are at the discretion of the Board of Directors. At December 31, 1999, there were 2,915,877 shares awarded under the 1994 Plan.

         In July 1997, the Board of Directors approved the 1997 Stock Incentive Plan (the "1997 Plan") covering the Company's executive officers, as defined. The 1997 Plan is administered by the Board of Directors who have the authority to grant up to 4,000,000 awards of any combination of ISO's, NSO's, SAR's or restricted stock. The term of the options, vesting schedule and exercise price are at the discretion of the Board of Directors. At December 31, 1999, there were 2,525,000 shares awarded under the 1997 Plan.

         The Company has granted options to certain employees and employee-directors which are issuable at the discretion of the Company's Board of Directors and generally vest ratably over a two or four year period. Remaining option terms range from one to five years. As determined by the Company's Board of Directors, the exercise price of all options exceeded the fair market value of the underlying common stock at the grant date. Therefore, no compensation expense was recognized.

         Pro forma information regarding net loss is required by SFAS No. 123 and has been determined as if the Company has accounted for its employee stock options under the fair value method of that statement. The fair value of outstanding options was estimated at the date of grant using the minimum value method with the following assumptions: risk-free interest rate of 6.5% and 5.5% for 1997 and 1998, respectively; no expected dividends; and weighted average expected life of the options from three to five years.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effect of applying the fair value method prescribed by SFAS No. 123 to the Company's options results in pro forma net loss applicable to common shareholders of $13,051,000 and $85,210,000 for the years ended December 31, 1997 and 1998, respectively. The pro forma effect for the year ended December 31, 1999 was not material. At the closing of the WAXS transaction, the Company's outstanding options were cancelled. None of the proceeds of the WAXS transaction were allocated to the option holders.


         No options were exercised during the years ended December 31, 1997, 1998 and 1999. A summary of the Company's stock option activity and related information is as follows:

                                                                                           YEAR ENDED DECEMBER 31
                                                                                           ----------------------
                                                                                    1997            1998            1999
                                                                              --------------------------------------------------
                              Options outstanding at January 1                      1,229,500       3,935,000       6,692,500
                                 Issued                                             2,705,500       3,217,500         646,000
                                 Forfeited                                                 --        (460,000)     (1,897,623)
                                                                              --------------------------------------------------
                              Options outstanding at December 31                    3,935,000       6,692,500       5,440,877
                                                                              ==================================================
                              Exercisable at December 31                            3,024,000       3,708,256       4,169,125
                                                                              ==================================================
                              Options with exercise prices equal to or
                                  less than $1.25 per share:
                                  Number of options at December 31                  3,762,000       3,567,000       3,428,000
                                                                              ==================================================
                                 Weighted average contractual life
                                 Remaining (in years)                                     6.2             5.2             4.1
                                                                              ==================================================
                                 Range in exercise prices                         $0.05-$1.25     $0.05-$1.25     $0.05-$1.25
                                                                              ==================================================
                                 Weighted average exercise price of
                                 currently Exercisable options                    $      0.94     $      0.93     $      0.93
                                                                              ==================================================
                                 Weighted average exercise price of
                                 outstanding Options                              $      0.93     $      0.94     $      0.93
                                                                              ==================================================
                              Options with exercise prices greater
                                  than $1.25 per Share:
                                 Number of options at December 31                     173,000       3,125,500       2,012,877
                                                                              ==================================================
                              Weighted average contractual life
                                  Remaining (in years)                                    8.4             8.4             7.4
                                                                              ==================================================
                              Range in exercise prices                            $2.00-$2.10     $2.10-$4.25     $2.10-$4.00
                                                                              ==================================================
                              Weighted average exercise price of
                                 currently Exercisable options                    $      2.10     $      2.35     $      3.19
                                                                              ==================================================
                              Weighted average exercise price of
                                 outstanding Options                              $      2.06     $      3.61     $      3.53
                                                                              ==================================================

         EMPLOYEE SAVINGS PLAN

         On January 1, 1997, the Company adopted a 401(k) savings plan (the "Plan") pursuant to which all employees that have completed six months of active service or were employed on the date of adoption are eligible. The Plan provides for matching contributions from the Company at the discretion of the Company's Board of Directors. No matching contributions were made during the years ended December 31, 1997, 1998 and 1999.

         The Company maintains defined contribution plans for certain employees based on the subsidiary in which the employee is employed. For each plan, the Company contributes to an independent insurance company or other qualified financial institution an amount equal to either a percentage of the employee's salary or a fixed amount, as specified by each plan. These contributions are in the employee's name, and the employee is entitled to receive the contributed principal and any earnings the principal has earned. The participants all become 100% vested upon entering the plan. Certain plans also allow the participants to contribute to the plan.

         The Company records expense for these costs when incurred. The Company incurred approximately $0, $150,000 and $536,000 for the years ended 1997, 1998 and 1999, respectively.

14.      CAPITAL STOCK

         SERIES A PREFERRED STOCK

         The Company has outstanding 2,456,556 shares of its Series A Cumulative Convertible Preferred Stock (Series A Preferred). Cumulative dividends accrue at a fixed annual rate of $0.03 per share and are payable at December 31, 1998, and at each December 31 thereafter. Shares of Series A Preferred are convertible into shares of common stock at any time at a conversion price equal to $0.50 per share subject to adjustment, and holders of such shares are entitled to the number of votes equal to the number of shares of common stock into which such shares are convertible. In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A preferred shall be entitled to receive an amount equal to $0.50 per share plus all cumulative accrued and unpaid dividends. In addition, if a change in control of the Company occurs, as defined, the holders of the outstanding Series A Preferred can require the Company to redeem the shares for $0.50 per share plus all cumulative accrued and unpaid dividends. The terms of the Series A Preferred restrict the Company's ability to pay dividends on common stock and grant the holders of Series A preferred participation in dividends declared on common shares in excess of certain defined levels.

         Dividends on Series A Preferred Stock were cumulative through December 31, 1998 at which time the Company had the option of paying the dividends in cash or shares of the Company's common stock. Subsequent to December 31, 1998, accrued dividends will be currently payable. On December 8, 1998, the Board of Directors authorized the payment of accrued and unpaid dividends as of December 31, 1998 to shareholders of record on that date. Accordingly, on December 31, 1998 the Company issued 63,997 shares of common stock in payment of the dividends. The shares issued were included in the Company's computation of weighted average common shares outstanding and had an immaterial effect on loss per share. No dividends were paid in 1999 pending completion of the Asset Purchase Agreement with WAXS.

         SERIES B PREFERRED STOCK

         On July 28, 1997, the Company executed an agreement with a group of investors under common control (the "Investor Group") wherein the Investor Group agreed to provide a maximum of $25,000,000 for up to 2,500,000 shares of Series B Preferred Stock, par value $0.001 per share (Series B Preferred) plus detachable stock warrants (Series B Warrants) to purchase up to 10,321,215 shares of the Company's common stock at an exercise price of $0.001 per warrant.

         On July 28, 1997, the Investor Group purchased 2,400,000 shares of Series B Preferred and 9,908,367 Series B Warrants for $24,000,000. In addition, the Company sold 7,000 shares of Series B Preferred and 28,898 Series B Warrants to certain employees and investment bankers involved in the transaction for $70,000.

         In August, 1997, the Investor Group purchased 75,000 shares of Series B Preferred and 309,636 Series B Warrants for $750,000. In addition, the Company sold 18,000 shares of Series B Preferred and 74,313 Series B Warrants to an investment banker involved in the transaction for $180,000. Total proceeds to the Company were $22,832,847, net of offering costs.

         Dividends on the Series B Preferred are payable at a fixed annual rate of $1.20 per share if and when declared by the Board of Directors. The holders of the Series B Preferred have the right to elect two members to the Board of Directors. The Series B Preferred and its accrued and unpaid dividends are redeemable at the option of the Company any time or at the option of the holder at anytime after the seventh anniversary of their issuance. In the event of any liquidation, dissolution or winding up of the Company, the holders of outstanding Series B Preferred shall be entitled to receive an amount equal to $10 per share plus all declared and unpaid dividends. On March 20, 1998, the Company agreed to issue to the holders of Series B Preferred Stock (Series B Holders) warrants to purchase an additional 1,010,101 shares of Common Stock. These warrants are issuable in consideration of the Series B Holders' consent to amend the terms of the Series B Preferred Stock to, among other things, eliminate the provisions of the Series B Preferred Stock that provided for potential redemption at $15 per share. The warrants provide for the purchase of shares of the Company's common stock at an exercise price of $0.001 per share. The warrants have no expiration date. The warrants were accounted for as a dividend to the Series B Holders based upon the estimated fair value of $3.55 per warrant as determined by the Company's Board of Directors. For the year ended December 31, 1997, the accretion to redemption value was recorded assuming a redemption value of $10 per share.

         As determined by the Company's Board of Directors, the Series B Preferred was recorded at $11,522,298 which represents the estimated fair value at the date of issuance, net of issuance costs of $1,092,244, and the Series B Warrants were recorded at $11,313,049, which represents the estimated fair value at the date of issuance, net of issuance costs of $1,072,409. The Series B Preferred will accrete up to the ultimate redemption value through periodic charges to retained earnings, or in the case of an accumulated deficit, additional paid-in capital. For the year ended December 31, 1997, the Company recorded accretion of $828,181.

         The terms of the Series A Preferred and Series B Preferred restrict, among other things, the Company's ability to authorize or issue equity securities, enter into new commitments or borrowings over specified amounts or make certain expenditures over specified amounts not provided for in the Company's financial operating budget.

         COMMON STOCK

         During the year ended December 31, 1997, the Company issued 1,615,233 shares of its common stock from the exercise of warrants. Proceeds were approximately $1,285,234, net of issuance costs of approximately $45,740.

         During 1996, the Company entered into an agreement with its primary advertising printer whereby the printer may receive shares of the Company's common stock in payment for printing services. The agreement provided the option to receive cash or common stock for each invoice, limited to 20% of the amount of each invoice. Included in accrued expenses at December 31, 1996 was approximately $399,000 payable to the printer for which the printer elected to receive common stock in lieu of cash. During the year ended December 31, 1997, the Company issued 305,264 shares of common stock in settlement of amounts accrued at December 31, 1996. During the year ended December 31, 1997, invoice amounts for printing services incurred in 1997 totaling $217,000 were settled with the issuance of 301,686 shares of common stock. The agreement expired in 1997.

         During 1996, the Company entered into an agreement with an investment advisor whereby the advisor would receive shares of the Company's common stock in payment for consulting services. Included in accrued expenses at December 31, 1996 was $90,000 payable to the advisor. In January 1997, the Company issued 150,000 shares of common stock in settlement of the amounts accrued at December 31, 1996.

         During the year ended December 31, 1998, the Company issued 31,073,497 shares of its common stock, in connection with the acquisition of NETnet and 213,602 shares in connection with the acquisition of Newgate (see Note 3). In addition, the Company issued 1,597,921 shares related to the exercise of warrants and 63,997 shares related to the payment of Series A preferred stock dividends. The proceeds from the exercise of warrants was approximately $1,713,384.

         On July 13, 1999, the Board of Directors of the Company approved Articles of Amendment to the Second Restated Articles of Incorporation whereby the number of common shares authorized was increased to 250,000,000, and the number of shares of both classes of Preferred, which may be issued in either Series, was increased by an additional 20,000,000 shares as designated by the Board of Directors.

         WARRANTS

         In connection with the issuance of the Series B Preferred, described above, the Company issued 10,321,215 Series B Warrants.

         In July 1997, and in connection with the issuance of the Series B Preferred and associated warrants described above, the Company issued warrants to purchase up to 500,000 shares of common stock at an exercise price of $2.00 per warrant. The warrants were issued to an investment advisor for assistance with this transaction. The Company determined that the fair value of the warrants was not material.

         In connection with the offering of Senior Notes (see Note 7), the Company issued redeemable warrants to purchase 3,394,665 shares of common stock at an exercise price of $0.01 per share. The warrants were recorded at their fair value of approximately $11,528,000, net of issuance costs of $487,000 and are being accreted to their redemption through April 2008. The warrants are exercisable at any time beginning April 13, 1999 and for a period of ten years. Upon the sale of assets or merger of the Company, as defined, for consideration other than exchange traded securities or cash, the Company will be obligated to redeem the Warrants. The Senior Noteholders have agreed to terminate the Warrant Agreement as part of the closing of the Acquisition Agreement with WAXS.

         In connection with the Loan Agreement (See Note 7) the Company issued 29,890,252 Warrants to purchase 29,890,252 shares of Common Stock at an exercise price of $.001 per share. The Warrants were recorded at their fair value of approximately $1,947,000 and are being amortized over the life of the Loan Agreement. The Warrants are exercisable as described in Note 6. As part of the closing of the Acquisition Agreement with WAXS, the Noteholders have agreed to terminate their warrants.

         A summary of the Company's warrants is as follows:

                                                                     YEAR ENDED DECEMBER 31
                                                             1997             1998             1999
                                                       ----------------------------------------------------
         Warrants outstanding at January 1                    4,585,785       14,472,098       17,712,000
            Issued                                           12,078,143        5,027,865       29,890,252
            Exercised                                        (1,605,248)      (1,587,599)      (       --)
            Forfeited                                          (586,582)        (200,364)      (       --)
                                                       ----------------------------------------------------
         Warrants outstanding and exercisable at
            December 31                                      14,472,098       17,712,000       47,602,252
                                                       ====================================================
         Range in exercise prices                          $0.001-$2.00     $0.001-$2.00      $.001-$2.00
                                                       ====================================================


         As of December 31, 1999, common shares reserved for issuance are as follows:

                  Series A Preferred                                                 2,456,556
                  Series B Preferred                                                 2,500,000
                  Employee stock options                                             5,440,877
                  Warrants                                                          47,602,252
                                                                              ==================
                  Total                                                             57,999,685
                                                                              ==================

         The warrants issued by the Company contain customary anti-dilution adjustments for issuances of stock, stock splits, combinations and certain other events.

15.      RELATED PARTY TRANSACTIONS

         The Company provides telecommunication services to certain major shareholders. In the opinion of management, rates charged to these shareholders are comparable to rates charged to similar commercial customers. During the years ended December 31, 1998 and 1999, revenue from these shareholders was approximately $700,000 and $340,000, respectively. During 1998 and 1999, the Company paid $1,384,000 and $19,000, respectively, to a network consulting company. In January 1998, the owner of the consulting company became a member of the Company's Board of Directors and in March 1999, the Director resigned from the Company's Board of Directors.

16.      SEGMENT ANALYSIS

         The Company operates in one market, the telecommunications services industry, which includes international and domestic telephony as well as fixed-line to mobile services. The Company's operating segments are based on the geographical, as well as the type of customers it sells to, retail and European - Wholesale.

         Revenue is based on the location of the entity providing services. Operating loss represents net revenues less operating costs and expenses, and does not include interest expense/income and other expense/income. Identifiable assets by geographic area are those tangible and intangible assets used in the Company's operation of each geographic area. Other, as shown below, includes the Company's operations in Spain, Italy, France and the U.S. headquarters. The Company also supports headquarters operations in Sweden and the United Kingdom. The costs associated with those headquarters are included in the amounts below related to those respective countries.

                                                                      YEAR ENDED DECEMBER 31
                                                            1997               1998               1999
                                                            ----               ----               ----
                                                     ----------------------------------------------------------
             REVENUE:
                United Kingdom                       $       3,554,787  $      15,423,799  $      26,392,000
                Germany                                             --          4,854,000         19,290,000
                Sweden                                              --          3,104,000         12,092,000
                Norway                                              --          1,038,000          4,954,000
                Switzerland                                         --          1,604,000          6,321,000
                Austria                                             --          1,587,000          7,655,000
                Other                                        2,102,110          3,141,797          8,346,813
                European - Wholesale                                --          9,586,864         32,611,000
                                                     ==========================================================
             CONSOLIDATED REVENUE                    $       5,656,897  $      40,159,460  $     117,661,813
                                                     ==========================================================
             OPERATING LOSS:
                United Kingdom                       $      (3,538,792) $     (12,682,920) $     (16,262,000)
                Germany                                             --         (1,646,000)          (437,000)
                Sweden                                              --         (6,833,000)       (24,617,000)
                Norway                                              --             71,000         (1,716,000)
                Switzerland                                         --           (434,000)        (1,926,000)
                Austria                                             --           (385,000)        (1,108,000)
                Other                                       (4,799,866)       (18,696,106)       (19,543,844)
                European - Wholesale                                --                 --           (520,000)
                                                     ==========================================================
             TOTAL OPERATING LOSS                    $      (8,338,658) $     (40,606,026) $     (66,129,844)
                                                     ==========================================================
             DEPRECIATION AND AMORTIZATION:
                United Kingdom                       $         192,295  $       2,368,582  $       3,139,000
                Germany                                             --            752,000            517,000
                Sweden                                              --          2,681,000         14,885,000
                Norway                                              --            272,000            318,000
                Switzerland                                         --            206,000            527,000
                Austria                                             --            142,000            335,000
                Other                                          247,821          1,069,310            995,140
                European - Wholesale                                --                 --                 --
                                                     ==========================================================
             TOTAL DEPRECIATION AND AMORTIZATION     $         440,116  $       7,490,892  $      20,716,140
                                                     ==========================================================
             ASSETS:
                United Kingdom                       $       5,886,543  $      30,654,195  $       9,257,000
                Germany                                             --          2,194,000          5,487,000
                Sweden                                              --        147,331,000        137,064,000
                Norway                                              --          1,552,000          1,674,000
                Switzerland                                         --          2,958,000          2,720,000
                Austria                                             --          2,911,000          2,165,000
                Other                                       21,891,285        155,110,160         57,720,983
                European - Wholesale                                --                 --                 --
                                                     ==========================================================
             TOTAL ASSETS                            $      27,777,828  $     342,710,355  $     216,087,983
                                                     ==========================================================

        CAPITAL EXPENDITURES:
           United Kingdom                            $   3,201,456     $   10,769,472     $     480,000
           Germany                                              --            176,000           571,000
           Sweden                                               --          1,985,000         1,184,000
           Norway                                               --             98,000            32,000
           Switzerland                                          --            647,000           400,000
           Austria                                              --            286,000           531,000
           Other                                         1,671,737          6,714,785            62,719
           European - Wholesale                                 --                 --                --
                                                     ==================================================
        TOTAL CAPITAL EXPENDITURES                   $   4,873,193     $   20,676,257     $   3,260,719
                                                     ==================================================
        LONG-LIVED ASSETS:
           United Kingdom                            $   4,356,640     $   15,410,201     $   4,749,000
           Germany                                              --            922,000         1,078,000
           Sweden                                               --        141,281,000       131,042,000
           Norway                                               --            597,000           339,000
           Switzerland                                          --          1,244,000         1,145,000
           Austria                                              --            590,000           787,000
           Other                                         2,251,684         47,376,656         6,402,105
           European - Wholesale                                 --                 --                --
                                                     ==================================================
        TOTAL LONG-LIVED ASSETS                      $   6,608,324     $  207,420,857     $ 145,542,105
                                                     ==================================================


17.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts of cash, restricted cash, accounts receivable, accounts payable and accrued expenses on the accompanying consolidated balance sheets approximate fair value due to the short maturity of these items.

         Installment loans bear interest at Libor plus 3.0% and Libor plus 5.5%. The carrying amounts reported in the accompanying December 31, 1999 consolidated balance sheet approximate fair value because the interest rates are tied to a quoted variable rate.

         Series A Preferred provides for cumulative dividends at a rate of 3% per annum. Series B Preferred does not provide for cumulative dividends. The carrying value of the Series A and Series B Preferred approximates its fair value since it is carried at original fair value plus accretion.

         The senior notes were issued in April 1998. The fair value of the senior notes at December 31, 1999 approximate their carrying value based on nominal changes in the market rate of interest since their issuance.

18.      ASSET IMPAIRMENT AND RESTRUCTURING COSTS

         In December 1998, the Company implemented a worldwide plan to reduce selling, general and administrative costs and increase efficiencies. In connection with this program, the Company recorded charges of approximately $4.0 million in the fourth quarter of 1998. During the fourth quarter of 1999, the Company directly wrote-off approximately $1 million of assets abandoned as part of the restructuring plan, primarily related to equipment that had no alternative use. The cash outlay related to the remaining charges during 1999 was estimated to be $2.2 million. Details of the change in the restructuring accrual between December 31, 1998 and December 31, 1999 are as follows:


                                             DECEMBER 31, 1998          PAYMENTS       REDUCTION  DECEMBER 31, 1999
                                             -----------------          --------       ---------  -----------------
         Involuntary employee terminations         $ 2,411,170     $ (1,650,732)      $ (355,005)        $  405,433
         Closure of facilities and related costs       239,582         (239,582)              --                  0
         Other costs                                   364,000         (264,000)              --            100,000
                                                   -----------     ------------       ----------         ----------
                                                   $ 3,014,752     $ (2,154,314)      $ (355,005)        $  505,433
                                                   ===========     ============       ==========         ==========

\

         Pursuant to the restructuring, the Company recorded $1.1 million in employment contract obligations to executives. The Company settled certain of these obligations for lesser amounts and recorded a reduction of $355,005 in the reserve related to these settlements in the second quarter of 1999.

19.      QUARTERLY FINANCIAL INFORMATION -- UNAUDITED

         (Dollars in 000's except per share data)

                                                            MARCH 31          JUNE 30      SEPTEMBER 30      DECEMBER 31
                                                             1999              1999           1999               1999
                                                       ------------------------------------------------------------------------
         Revenues                                          $ 32,258         $ 32,567         $ 30,866         $ 21,971
         Gross Margin                                         4,014            5,092            5,785            4,904
         Operating loss                                     (15,793)         (14,162)         (12,685)         (23,490)
         Net loss applicable to common
             Shareholders                                   (30,184)         (47,787)         (26,410)         (32,519)
         Net loss per share applicable
             to common shareholders
             (basic and dilutive)                          $  (0.52)        $  (0.83)        $  (0.46)        $  (0.56)


                                                            MARCH 31          JUNE 30      SEPTEMBER 30      DECEMBER 31
                                                             1998              1998            1999              1999
                                                       ------------------------------------------------------------------------
         Revenues                                          $  3,128         $  4,058         $  7,693         $ 25,280
         Gross Margin                                           391              352
                                                                                                1,115            4,387
         Operating loss                                      (4,291)          (4,718)
                                                                                               (6,636)         (24,961)
         Net loss applicable to common
             Shareholders                                   (11,608)         (16,413)         (19,250)         (43,152)
         Net Loss per share applicable
             to common shareholders
             (basic and dilutive)                          $  (0.46)        $  (0.64)        $  (0.73)        $  (0.91)


20.      SUBSEQUENT EVENTS AND CONTINGENCIES

         On January 18, 2000, the Company entered into a Credit Agreement with WAXS whereby WAXS agreed to lend the Company up to $10,000,000 to facilitate the compromise and settlement of certain claims of past due creditors of the Company and its subsidiaries. The Note bears interest at 12% per annum and matures on March 31, 2000. WAXS advanced the Company $2,561,600 pursuant to the terms of the Note Payable. As a result of the Company's liquidity problems, the Company began offering its creditors reduced payment in settlement of its liabilities. These settlements have been funded with the proceeds of the Credit Agreement as well as cash borrowed from the Senior Note Holders.

         On January 18, 2000, an additional advance of approximately $4,181,500 was received by the Company pursuant to the terms of the Loan Agreement described in Note 6. Approximately $327,450 was assigned to the detachable common stock purchase Warrants.

         On February 11, 2000, the Company and WAXS closed the Asset Purchase Agreement. Simultaneously, the Company's Senior Notes due 2008 were extinguished, the restricted cash was released to WAXS, and the Notes Payable to Senior Note Holders were forgiven.

         The Company has been working to settle operating lease obligations on its United States properties. The Company has settled its obligations in New York, New York; Fort Lauderdale, FL; Raleigh, North Carolina; Chicago, Illinois; and Fresno, California, and has been released from its obligations thereunder. The Company has paid $566,852 during 2000 to satisfy its obligation under these leases. The Company was served as party to a suit with its former landlord in Tulsa, Oklahoma. The landlord is seeking rental payments through the end of 2001 and property damages of approximately $115,000. As the Company has already vacated the premises, it is in active negotiations and believes this amount will be settled for less than $86,000, which the Company has previously accrued for this matter.

         On March 10, 2000, the Company was served as a party to a suit, along with its former investment advisor, Morgan Stanley Dean Witter, WAXS and the two Company's Board of Directors. The suit alleges the Company breached its fiduciary duties and seeks an injunction against the Acquisition of assets of the Company by WAXS. The Company intends to vigorously defend against this claim but is unable to predict the ultimate outcome and the loss, if any.

                                 EXHIBIT INDEX

EXHIBIT NO.                                                  DESCRIPTION OF EXHIBIT
-----------                                                  ----------------------
   23.1                                                      Consent of Ernst & Young LLP